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                       [DAIN RAUSCHER WESSELS LETTERHEAD]

September 3, 1999

The Special Committee of the Board of Directors
Digital Link Corporation
217 Humboldt Court
Sunnyvale, CA 94089-1300

Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Digital Link Corporation, a California corporation (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement") dated as of September 3, 1999, by and between DLZ Corporation, a California corporation (the "Purchaser") and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

    Pursuant to the Agreement, each outstanding share of common stock, $.01 par value per share, of the Company is proposed to be purchased at a price of $10.30 per Share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") of Purchaser and the related Letter of Transmittal (collectively, the "Offer"), which will be filed as exhibits to each of (a) the Tender Offer Statement on Schedule 14D-1 (together with all supplements or amendments thereto, the "Schedule 14D-1") and (b) the Transaction Statement on Schedule 13E-3 (together with all supplements or amendments thereto, the "Schedule 13E-3") in respect of the Offer to be filed by Purchaser with the Securities and Exchange Commission.

    Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    We are acting as financial advisor to the Special Committee of the Board of Directors of the Company, in connection with providing a fairness opinion (the "Opinion") to the Board of Directors of the Company, and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with our review of the Offer, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other historical relevant operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) reviewed the reported prices and trading activity for the Company's Common Stock; (v) compared the financial performance of the Company and the prices of the Company's Common Stock with that of certain other publicly-traded companies which we have deemed comparable to the Company and their securities; and (vi) reviewed the financial terms, to the extent publicly available, of certain merger transactions which we have deemed comparable to the Offer. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
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    With respect to the data and discussions relating to the business prospects and financial outlook of the Company, upon advice of the Company we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based. We have assumed the Offer will be consummated upon the terms set forth in the Agreement without material alteration thereof.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including without limitation the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the books and records or property or facilities of the Company. We have not been asked to, and did not, solicit third-party indications of interest for the acquisition of the Company, or evaluate the merits of any alternative transaction to the Offer. Additionally, we have not been asked to and did not consider the possible effects of any litigation, other legal claims or any other contingent matters.

    Our opinion speaks only as of the date hereof, is necessarily based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction.

    Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's Common Stock.

                                          Very truly yours,
                                          /s/ Dain Rauscher Wessels
                                          Dain Rauscher Wessels
                                          a division of Dain Rauscher
                                          Incorporated